Exhibit 2.1

Exhibit 2.1 to Form 8-K

Monarch Community Bancorp, Inc.

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CHEMICAL FINANCIAL CORPORATION

AND

MONARCH COMMUNITY BANCORP, INC.

Dated as of October 31, 2014

TABLE OF CONTENTS

ARTICLE I THE MERGER		1

1.1	Merger.	1
1.2	The Closing.	2
1.3	Effective Time of Merger.	2
1.4	Additional Actions.	2
1.5	Surviving Corporation.	3
1.6	Reservation of Right to Revise Structure.	3

ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK		3

2.1	Conversion of Securities.	3
2.2	Surrender of Shares.	4
2.3	Distributions with Respect to Unexchanged Shares.	5
2.4	Termination of Exchange Fund.	5
2.5	No Further Ownership Rights in Company Common Stock.	6
2.6	No Liability.	6
2.7	Lost, Stolen or Destroyed Certificates.	6
2.8	Withholding Rights.	6
2.9	No Fractional Shares.	6
2.10	Adjustments.	7
2.11	Adjustments to Exchange Ratio.	7

ARTICLE III COMPANY’S REPRESENTATIONS AND WARRANTIES		8

3.1	Authorization, No Conflicts, Etc.	8
3.2	Organization and Good Standing.	9
3.3	Subsidiaries.	10
3.4	Capital Stock.	10
3.5	Financial Statements.	11
3.6	Absence of Undisclosed Liabilities.	12
3.7	Absence of Certain Changes or Events.	12
3.8	Legal Proceedings.	12
3.9	Regulatory Filings.	13
3.10	No Indemnification Claims.	13
3.11	Conduct of Business.	13
3.12	Transaction Documents.	13
3.13	Agreements With Bank Regulators.	14
3.14	Tax Matters.	14
3.15	Properties.	16
3.16	Intellectual Property.	18
3.17	Required Licenses, Permits, Etc.	19
3.18	Material Contracts and Change of Control.	19
3.19	Labor and Employment Matters.	21
3.20	Employee Benefits.	24
3.21	Environmental Matters.	27

3.22	Duties as Fiduciary.	28
3.23	Investment Bankers and Brokers.	28
3.24	Fairness Opinion.	29
3.25	Company-Related Persons.	29
3.26	Change in Business Relationships.	29
3.27	Insurance.	30
3.28	Allowance for Loan and Lease Losses.	30
3.29	Loan Origination and Servicing.	30
3.30	Loan Guarantees.	30
3.31	Data Security and Customer Privacy.	30
3.32	Loans and Investments.	30
3.33	No Insider Trading.	31
3.34	Securities Laws Matters.	31
3.35	Books and Records.	32
3.36	Community Reinvestment Act.	32
3.37	Organizational Documents.	32
3.38	Bank Secrecy Act.	32
3.39	Joint Ventures; Strategic Alliances.	32
3.40	Policies and Procedures.	33
3.41	Shareholder Rights Plan.	33
3.42	No Other Representations or Warranties.	33

ARTICLE IV PURCHASER’S REPRESENTATIONS AND WARRANTIES		33

4.1	Authorization, No Conflicts, Etc.	33
4.2	Organization and Good Standing.	34
4.3	Subsidiaries.	35
4.4	Capital Stock.	35
4.5	Financial Statements.	36
4.6	Absence of Certain Changes or Events.	37
4.7	Legal Proceedings.	37
4.8	Regulatory Filings.	37
4.9	Conduct of Business.	37
4.10	Transaction Documents.	37
4.11	Agreements With Bank Regulators.	38
4.12	Investment Bankers and Brokers.	38
4.13	Community Reinvestment Act.	38
4.14	Organizational Documents.	38
4.15	Bank Secrecy Act.	38
4.16	Securities Laws Matters.	38
4.17	No Other Representations or Warranties.	39
4.18	Registration Statement and Proxy Statement.	39
4.19	Listing.	40
4.20	Absence of Undisclosed Liabilities.	40

ARTICLE V COVENANTS		40

5.1	Conduct of Business by Company.	40
5.2	Conduct of Business by Purchaser.	45

5.3	No Solicitation by Company.	46
5.4	Preparation of the Registration Statement; Shareholder Meeting.	50
5.5	Stock Exchange Listing.	51
5.6	Regulatory Matters and Approvals.	51
5.7	Employee Matters.	52
5.8	Press Releases and Public Announcement.	53
5.9	Access to Information.	53
5.10	Indemnification and Insurance.	54
5.11	Takeover Laws.	55
5.12	Section 16 Matters.	56
5.13	Securityholder Litigation.	56
5.14	Tax-Free Reorganization Treatment.	56
5.15	Expenses.	56
5.16	Bank Consolidation.	57
5.17	Fairness Opinion.	57
5.18	Environmental Investigation.	57
5.19	Data Conversion.	59
5.20	Dividends.	59
5.21	Technology-Related Contracts.	59
5.22	Miscellaneous Agreements and Consents.	59
5.23	Termination of 401(k)/ESOP Plan.	59
5.24	Update of Titles, Rights, Etc.	60
5.25	Exchange of Financial Information.	60
5.26	Estoppels.	61
5.27	Notification of Change in Business Relationships.	61
5.28	Company Consolidated Shareholders’ Equity.	61

ARTICLE VI CLOSING CONDITIONS		62

6.1	Conditions to Each Party’s Obligation to Effect the Merger.	62
6.2	Conditions to Company’s Obligation to Effect the Merger.	63
6.3	Conditions to Purchaser’s Obligation to Effect the Merger.	64

ARTICLE VII TERMINATION		65

7.1	Termination of Plan of Merger.	65
7.2	Effect of Termination.	67

ARTICLE VIII CERTAIN DEFINITIONS		69

ARTICLE IX MISCELLANEOUS		77

9.1	No Third-Party Beneficiaries.	77
9.2	Specific Performance.	77
9.3	Entire Agreement.	78
9.4	Succession and Assignment.	78
9.5	Construction.	78
9.6	Exclusive Jurisdiction.	78
9.7	Waiver of Jury Trial.	79
9.8	Notices.	79

9.9	Governing Law.	79
9.10	Counterparts.	80
9.11	Headings.	80
9.12	Calculation of Dates and Deadlines.	80
9.13	Severability.	80
9.14	Non-Survival of Representations, Warranties and Agreements.	80
9.15	Amendments.	80

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Plan of Merger”) is made as of October 31, 2014, by and between Chemical Financial Corporation, a Michigan corporation (“Purchaser”), and Monarch Community Bancorp, Inc., a Maryland corporation (“Company”).

PRELIMINARY STATEMENT

1. The respective Boards of Directors of each of Company and Purchaser have determined that it is in the best interests of their respective corporations and shareholders that Company merge with and into Purchaser (the “Merger”) in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the “MBCA”), the Maryland General Corporation Law (the “MGCL”) and any other applicable Law;

2. The Company Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger, to authorize the Merger and the other transactions contemplated by it and to recommend approval by the Company Shareholders of this Plan of Merger;

3. The Purchaser Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger and to authorize the Merger and the other transactions contemplated by it;

4. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Merger is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code; and

5. All of the members of the Company Board of Directors have executed and delivered to Purchaser a voting agreement substantially in the form attached as Exhibit A.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, Company and Purchaser agree as follows:

ARTICLE I

THE MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Company shall be merged with and into Purchaser and the separate corporate existence of Company shall cease. Company and Purchaser are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Purchaser (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in the MBCA with respect to the merger of corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, shall vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

1.2 The Closing. Company and Purchaser shall consummate the Merger (the “Closing”) (a) at the offices of Warner Norcross & Judd LLP, 111 Lyon Street, NW, Suite 900, Grand Rapids, Michigan 49503, at 10:00 a.m., local time, on a date to be agreed upon by Company and Purchaser upon five Business Days’ written notice (or, at the election of Purchaser and with the consent of the Company, which consent shall not be unreasonably withheld, on the last Business Day of the month in which the Closing would occur in accordance with this Section 1.2) after the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger, or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”). Notwithstanding the preceding sentence, Purchaser may at its option with the consent of the Company, which consent shall not be unreasonably withheld, delay the Closing to the last Business Day of the month following the month in which the date first specified by Company pursuant to this section occurs if such delay is considered by Purchaser to be necessary to prevent the Closing from occurring during a month in which a calendar quarter ends. Scheduling or commencing the Closing shall not, however, constitute a waiver of the respective conditions precedent of the parties set forth in Article VI.

1.3 Effective Time of Merger. Upon completion of the Closing, Company and Purchaser shall each promptly (and in any event within three (3) business days) execute and file a certificate of merger as required by the MBCA and the MGCL to effect the Merger (collectively, the “Certificates of Merger,” and each individually, a “Certificate of Merger”). No party shall take any action to revoke a Certificate of Merger after its filing without the written consent of the other party. The “Effective Time” of the Merger shall be the time and date when the Merger becomes effective as set forth in the Certificates of Merger.

1.4 Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Company and Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Company and Purchaser grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Company and Purchaser to take any and all such actions contemplated by this Plan of Merger.

1.5 Surviving Corporation. At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1 Name. The name of the Surviving Corporation shall be “Chemical Financial Corporation.”

1.5.2 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time, without change.

1.5.3 Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Purchaser as in effect immediately prior to the Effective Time, without change.

1.5.4 Officers. The officers of the Surviving Corporation shall be the officers of Purchaser immediately before the Effective Time.

1.5.5 Directors. The directors of the Surviving Corporation shall be the directors of Purchaser immediately before the Effective Time.

1.6 Reservation of Right to Revise Structure. At Purchaser’s election, the Merger may alternatively be structured so that (a) Company is merged with and into any other direct or indirect wholly-owned subsidiary of Purchaser or (b) any direct or indirect wholly-owned subsidiary of Purchaser is merged with and into Company; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Company Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.5 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Purchaser or any other Person:

2.1.1 Cancellation of Excluded Shares. Each share of Company Common Stock that is owned by Company (or by any of its wholly-owned Subsidiaries) or Purchaser (or by any of its wholly-owned Subsidiaries) (collectively, the “Excluded Shares”, provided, however, that Excluded Shares shall not include Trust Account Shares or DPC Shares as defined in this Plan of Merger) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

2.1.2 Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive 0.0982 (the “Exchange Ratio”) fully paid and nonassessable shares of Purchaser Common Stock

(collectively, the “Merger Consideration”), whereupon such shares of Company Common Stock will no longer be outstanding and all rights with respect to such shares of Company Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.2. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

2.1.3 Purchaser Common Stock Remains Outstanding. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and represent one share of common stock of the Surviving Corporation.

2.2 Surrender of Shares.

2.2.1 Exchange Agent; Exchange Fund. Prior to or at the Effective Time, Purchaser shall deposit with Computershare Investor Services, LLC, or such other bank or trust company as Purchaser may designate (the “Exchange Agent”), for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Purchaser Common Stock, in the aggregate amount equal to the number of shares of Purchaser Common Stock to which holders of Company Common Stock are entitled based on the Exchange Ratio pursuant to Section 2.1.2. In addition, Purchaser shall deposit with the Exchange Agent, prior to or at the Effective Time and as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 2.9 and payment of any dividends or other distributions payable pursuant to Section 2.3. All such shares of Purchaser Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.2.1 is referred to as the “Exchange Fund.”

2.2.2 Exchange Procedure. As soon as reasonably practicable after the Effective Time (and in any event within ten (10) business days of the Effective Time), Purchaser shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9 and any dividends or other distributions payable pursuant to Section 2.3.

Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) certificated or book-entry shares representing the number of whole shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.1.2, (b) cash in lieu of any fractional shares payable pursuant to Section 2.9, and (c) any dividends or distributions payable pursuant to Section 2.3, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled.

In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Purchaser, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9 and any dividends or other distributions payable pursuant to Section 2.3.

2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Purchaser Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of Purchaser Common Stock shall be paid to any such holder pursuant to Section 2.9, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of shares of Purchaser Common Stock issued in exchange therefor, without interest, with respect to such shares of Purchaser Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.9 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

2.4 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Purchaser, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II shall thereafter look only to Purchaser for, and Purchaser shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3, in accordance with this Article II.

2.5 No Further Ownership Rights in Company Common Stock. The Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Company shall be closed, and there shall be no further registration of transfers on the share transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Company Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.6 No Liability. To the fullest extent permitted by applicable Law, none of Company, Purchaser, or the Surviving Corporation will be liable to any Company Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws.

2.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Purchaser will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Purchaser or the Exchange Agent, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3 payable in respect of the shares of Company Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Purchaser, as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3, will require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such amount as the Exchange Agent may reasonably direct (which amount shall be consistent with the customary procedure for Purchaser’s existing shareholders) as indemnity against any claim that may be made against Purchaser with respect to such Certificate.

2.8 Withholding Rights. Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Purchaser, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

2.9 No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Purchaser shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Purchaser Common Stock.

Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional part of a share of Purchaser Common Stock, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Purchaser Common Stock multiplied by (b) the Average Purchaser Closing Price.

2.10 Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Purchaser Common Stock or Company Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. Notwithstanding any other provisions of this Section 2.10, no adjustment shall be made in the event of the issuance of additional shares of Purchaser Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Purchaser, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Purchaser or its subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or affiliate of Purchaser or any of its subsidiaries pursuant to any stock option or other compensation or benefit plans of Purchaser, or in connection with the issuance of shares as merger consideration in a transaction where Purchaser is the surviving corporation or in connection with any offering of shares where Purchaser receives consideration in exchange for the shares so offered.

2.11 Adjustments to Exchange Ratio. At the Effective Time, the Exchange Ratio shall be adjusted, if applicable, as follows (which Exchange Ratio, as adjusted as provided below and in Section 2.10, shall become the “Exchange Ratio” for purposes of this Plan of Merger):

2.11.1 Shareholders’ Equity. If, as of the Final Statement Date, the Company Consolidated Shareholders’ Equity is less than $19,500,000, the Stock Purchase Value shall be reduced by an amount equal to (a) $19,500,000 minus (b) the Company Consolidated Shareholders’ Equity as of Final Statement Date (the “Shareholders’ Equity Price Adjustment”).

2.11.2 Environmental Price Adjustment. If the after-tax Environmental Costs are in excess of $150,000, the Stock Purchase Value shall be reduced by an amount equal to (a) the after-tax Environmental Costs minus (b) $150,000 (the “Environmental Price Adjustment”).

2.11.3 Exchange Ratio Adjustment. Subject to the satisfaction of Section 2.11.1 or Section 2.11.2, the Exchange Ratio shall be decreased to an amount determined by multiplying (a) the quotient determined by dividing the Adjusted Stock Purchase Value by the Stock Purchase Value, and (b) the Exchange Ratio.

2.11.4 Definitions. As used in this Article II, the following terms shall have the meanings indicated below:

“Adjusted Stock Purchase Value” shall be equal to (a) the Stock Purchase Price minus (b) the Shareholders’ Equity Price Adjustment, if applicable, minus (c) the Environmental Price Adjustment, if applicable.

“Average Purchaser Closing Price” shall mean the volume weighted average trading price per share of Purchaser Common Stock as quoted on The NASDAQ Global Select Market during the ten (10) trading days preceding the fifth (5th) calendar day preceding the Closing Date.

“Stock Purchase Value” shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the total number of shares of the Company Common Stock outstanding as of the Effective Time multiplied by the Average Purchaser Closing Price.

ARTICLE III

COMPANY’S REPRESENTATIONS AND WARRANTIES

On or prior to the date hereof, Company has delivered to Purchaser a schedule (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. Accordingly, Company hereby represents and warrants to Purchaser as follows, except as set forth on the Company Disclosure Letter:

3.1 Authorization, No Conflicts, Etc.

3.1.1 Authorization of Plan of Merger. Company has the requisite corporate power and authority to execute and deliver this Plan of Merger and, subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote to approve the Plan of Merger (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Company Board of Directors. The Company Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Company and the Company Shareholders, and (b) adopted this Plan of Merger, authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.3.5, resolved to recommend approval by the Company Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the “Company Board Recommendation”). Except for the Company Shareholder Approval, no other corporate proceedings on the part of Company are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by

Purchaser) constitutes valid and binding obligations of, Company and is enforceable against Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Company or any Subsidiary of Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”); or (b) any Law or Order applicable to Company or any Company Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Company or any Company Subsidiary is a party or subject, or by which Company or any Company Subsidiary is bound or affected.

3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Company other than in connection or compliance with the provisions of the MBCA and the MGCL, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act and the Michigan Banking Code. Company has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

3.2 Organization and Good Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Company is duly qualified and admitted to conduct business as a foreign corporation in the State of Michigan. Company is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any state other than Michigan, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3 Subsidiaries.

3.3.1 Ownership. Section 3.3.1 of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary as of the date of this Plan of Merger. Other than the Company Subsidiaries, Company does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Company or a Company Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Company Subsidiary.

3.3.2 Organization and Good Standing. Each of the Company Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3.3 Deposit Insurance; Other Assessments. The deposits of each Company Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Company Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Company, threatened. Company and each Company Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Company or each Company Subsidiary.

3.4 Capital Stock.

3.4.1 Classes and Shares. As of October 24, 2014, the authorized capital stock of Company consists of 25,000,000 shares, divided into two classes, as follows: (a) 20,000,000 shares of common stock, $0.05 par value (“Company Common Stock”), of which 8,962,416 shares were issued and outstanding; and (b) 5,000,000 shares of preferred stock, $0.01 par value (the “Company Preferred Stock”), of which no shares were issued and outstanding. Except for the Options, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Company.

3.4.2 Options and Restricted Stock Awards. Section 3.4.2 of the Company Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Company Common Stock that are authorized and reserved for issuance under the Company Stock Plans, and the number of shares of Company Common Stock that are subject to outstanding Options, and the number of shares of unvested restricted stock, issued under the Company Stock Plans. All Options and unvested shares of restricted stock have been awarded under a Company Stock Plan, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which Company Common Stock is issuable, or that relate to or are determined by reference to the value of Company Common Stock. All outstanding shares of Company Common Stock, and all Company Common Stock reserved for issuance under the Company Stock Plans, when issued in accordance with the terms of the Company Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

3.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Company Common Stock and Company Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Company Common Stock upon the exercise of any Option granted pursuant to the Company Stock Plans prior to the date of this Plan of Merger.

3.4.4 Voting Rights. Other than the issued and outstanding shares of Company Common Stock described in Section 3.4.1, neither Company nor any Company Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

3.4.5 Appraisal Rights. No Company Shareholder will be entitled to appraisal rights, whether pursuant to the MGCL, Company’s articles of incorporation or bylaws, or any resolution of Company’s Board of Directors, as a result of the consummation of the Merger.

3.5 Financial Statements.

3.5.1 Financial Statements. The consolidated financial statements of Company as of and for each of the three years ended December 31, 2013, 2012, and 2011 as audited by Company’s independent auditors and the unaudited consolidated financial statements of Company as of and for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, including all schedules and notes relating to such statements (collectively, “Company’s Financial Statements”), fairly present, and the consolidated financial statements of Company as of and for the year ended December 31, 2014, and the unaudited consolidated financial statements of Company as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes, if any, relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effects of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Company’s Financial Statements). No financial statements of any entity or enterprise other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.

3.5.2 Regulatory Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed (or when filed as amended, if applicable):

3.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Company Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, and as of and for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, as filed with the FDIC; and

3.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) or the Annual Report on FR H(b)-11, as applicable, (including, in each case, any amendments) for Company as of and for each of the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and as of and for the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Company or any Company Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5.2 are collectively referred to as the “Company Regulatory Reports.”

3.6 Absence of Undisclosed Liabilities. There exist no Liabilities of Company or any Company Subsidiary other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Company’s Financial Statements, (b) Liabilities under executory contracts to which the Company or a Company Subsidiary is a party or otherwise incurred in the ordinary course of business of Company or any Company Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Except as disclosed in the Company’s SEC Documents, since December 31, 2013, (a) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8 Legal Proceedings. Except as disclosed in the Company’s SEC Documents, there is no Action pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. There is no material unsatisfied judgment, penalty or award against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No officer or director of Company or any of the Company Subsidiaries is a defendant in any Action commenced by any shareholder of Company or any of the Company Subsidiaries with respect to the performance of his or her duties as an officer or a director of Company or any of the Company Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.9 Regulatory Filings. In the last three years:

3.9.1 Regulatory Filings. Company and each Company Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

3.9.2 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.10 No Indemnification Claims. To the Knowledge of Company, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract, Company or any Company Subsidiary articles of incorporation, charter or bylaws or other organizational documents, or other arrangement or basis, providing for indemnification or reimbursement of any such Person by Company or any Company Subsidiary.

3.11 Conduct of Business. Company and each Company Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Transaction Documents. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. All Transaction Documents that the Company is required to file with any regulatory agency in connection with the Merger and the portions of the Registration Statement and Proxy Statement relating to Company and the Company Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

3.13 Agreements With Bank Regulators. Except as disclosed in the Company’s SEC Documents, neither Company nor any Company Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Company’s or a Company Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Company or any Company Subsidiary (a “Regulatory Agreement”), nor has Company nor any Company Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Company nor any Company Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification. Neither Company nor any Company Subsidiary has been designated as in “troubled condition” by any Governmental Entity.

3.14 Tax Matters.

3.14.1 All Tax Returns required by applicable Law to have been filed by Company and each Company Subsidiary have been filed when due (taking into account any extensions), and each such Tax Return was true and correct in all material respects when filed. Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. All material Taxes that are due and payable by Company and each Company Subsidiary have been paid or properly accrued.

3.14.2 None of the Tax Returns of Company or the Company Subsidiaries filed for any Tax year beginning after December 31, 2008 have been audited by the IRS or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning tax or information returns or the assessment or collection of Taxes pending or, to Company’s Knowledge, threatened with respect to Company or any Company Subsidiary. No claim concerning the calculation, assessment or collection of Taxes has been asserted with respect to Company or any Company Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in Company’s Financial Statements. There are no material Liens on any of the assets of Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.14.3 Neither Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.14.4 Neither Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Company and one or more Company Subsidiaries are the only members). Neither Company nor any Company Subsidiary is a general partner in any partnership.

3.14.5 Within the past three years, neither Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

3.14.6 The tax and audit positions taken by Company and the Company Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax law has been engaged in by, or with respect to, Company or any Company Subsidiary. Company and the Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.14.7 Neither Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

3.14.8 Neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.14.9 There has been no disallowance of a deduction under Section 162(m) of the Code or excise tax imposed under Section 280G of the Code for any amount paid or payable by Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, and neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to cause any such disallowance or imposition of excise tax in the future.

3.14.10 Company and the Company Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

3.14.11 Each of Company and the Company Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on Company’s Financial Statements as of December 31, 2011, December 31, 2012 and December 31, 2013, are sufficient for the payment of all accrued but unpaid Taxes as of the dates indicated, whether or not disputed, with respect to all periods through December 31, 2013.

3.14.12 Tax Accounting. Neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amounts received on or prior to the Closing Date. No property of Company or any Company Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of Company or any Company Subsidiary are recorded in Company’s Financial Statements.

3.14.13 Successor Liability. Neither Company nor any Company Subsidiary is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Company is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its Taxes and those of the Company Subsidiaries).

3.14.14 Section 382. An “ownership change” as defined by Section 382 of the Code has not occurred with respect to the Company.

3.14.15 Section 409A Liabilities. Neither Company nor any Company Subsidiary (a) has failed to report any compensation as required by Section 409A of the Code; or (b) has taken any action or has Knowledge of any fact that could reasonably be expected to result in any liability under Section 409A of the Code.

3.15 Properties. With respect to each parcel of real property owned by Company or any Company Subsidiary (“Company Real Property”) and also with respect to each parcel of real property leased or licensed by Company or any Company Subsidiary (“Company-Leased Real Property”):

3.15.1 Title to and Interest in Properties. Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

3.15.2 No Encroachments. Except for encroachments that have been insured by a title insurance policy benefitting Company or a Company Subsidiary, no building or improvement to Company Real Property or, to the Knowledge of Company, Company-Leased Real Property encroaches on any easement or property owned by another Person. No building or property owned by another Person encroaches on Company Real Property or, to the Knowledge of Company, Company-Leased Real Property or on any easement benefiting Company Real Property or Company-Leased Real Property. No claim of encroachment has been asserted by any Person with respect to any of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property.

3.15.3 Buildings. All buildings and improvements to Company Real Property and, to the Knowledge of Company, Company-Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

3.15.4 No Condemnation. None of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property is the subject of any condemnation action. To the Knowledge of Company, there is no proposal under active consideration by any public or governmental authority or entity to acquire Company Real Property or Company-Leased Real Property for any governmental purpose.

3.15.5 Validity. Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property is a lawfully existing parcel that is: (a) a valid platted parcel; (b) a valid condominium unit; or (c) a lawfully existing parcel within the meaning of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended.

3.15.6 Access. Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property has both legal and practical pedestrian and vehicular access to a public street.

3.15.7 Obligations. Company and each Company Subsidiary, as applicable, has paid all amounts due and owing and performed in all material respects all obligations under each agreement that affects any of Company Real Property or Company-Leased Real Property.

3.15.8 Additional Representations Regarding Real and Personal Property Leases. With respect to each lease and license pursuant to which Company or any Company Subsidiary, as lessor, lessee, licensor or licensee, has possession or leases or licenses to others any real or personal property, excluding any personal property lease with payments of less than $25,000 per year (“Company’s Leases”):

(a) Valid. Each of Company’s Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) No Default. There is no existing default under any of Company’s Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Company, any Company Subsidiary or, to the Knowledge of Company, any other party to the contract, which default is reasonably expected to have a Company Material Adverse Effect.

(c) Assignment. None of Company’s Leases contain a prohibition against assignment by Company or any Company Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Purchaser or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

(d) Disputes. To the Knowledge of Company, there are no disputes concerning the interpretation of any term, condition, or provision of any of Company’s Leases.

3.15.9 List of Properties and Leases. Section 3.15.9 of the Company Disclosure Letter contains a true, complete and correct list of all Company Real Property (including other real estate owned), all Company-Leased Real Property and all of Company’s Leases.

3.16 Intellectual Property. Company and the Company Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.16. No Actions, suits or other proceedings are pending or, to the Knowledge of Company, threatened that Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating the rights of Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Company or any of the Company Subsidiaries (collectively the “Company-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of Company: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Company or any of the Company Subsidiaries with respect to the validity or enforceability of the Company-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Company-Owned Intellectual Property or Intellectual Property licensed to Company or any Company Subsidiary.

3.17 Required Licenses, Permits, Etc. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each Company Subsidiary hold all Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business substantially as presently conducted. All such material Permits and rights are in full force and effect. Monarch Community Bank is an approved seller-servicer for each mortgage investor with whom it conducts business, all of which are identified in Section 3.17 of the Company Disclosure Letter, and holds all necessary permits, authorizations, or approvals necessary to carry on a mortgage banking business.

3.18 Material Contracts and Change of Control.

3.18.1 “Material Contracts” Defined. For the purposes of this Plan of Merger, the term “Company Material Contract” means any of the following Contracts to which Company or any of the Company Subsidiaries is a party or bound as of the date of this Plan of Merger:

3.18.1.1 Each Contract required to be filed by Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act;

3.18.1.2 Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of Company or any of the Company Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.18.1.3 Each Contract that creates a partnership or joint venture to which Company or any of the Company Subsidiaries is a party;

3.18.1.4 Each Contract between or among Company and any Company Subsidiary or Company Subsidiaries;

3.18.1.5 Each employment Contract with an employee of Company or any Company Subsidiary or any other compensatory Contract or plan in which any executive officer of Company or any Company Subsidiary participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers, or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants);

3.18.1.6 Each Contract with a correspondent banker;

3.18.1.7 Any commitment made to Company or the Company Subsidiaries permitting it to borrow money, any letter of credit, any pledge, any security agreement, any guarantee or any subordination agreement, or other similar or related type of understanding, involving an amount in excess of $500,000 as to which Company or any of the Company Subsidiaries is a debtor or pledgor, other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, FHLB advances, or trade payables made in the ordinary course of business consistent with past practices;

3.18.1.8 Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Company or any of the Company Subsidiaries has any continuing obligations, contingent or otherwise;

3.18.1.9 Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.18.1.10 Each voting agreement or registration rights agreement with respect to the capital stock of Company or any of the Company Subsidiaries;

3.18.1.11 Each Contract granting Company or any Company Subsidiary the right to use, restricting Company’s or any Company Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Company’s or any Company Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.18.1.12 Each Contract involving a standstill or similar obligation of Company or any of the Company Subsidiaries relating to the purchase of securities of Company or any other Person;

3.18.1.13 Each Contract that limits the payment of dividends by Company or any Company Subsidiary;

3.18.1.14 Except agreements made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Company or any Company Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Company or a Company Subsidiary, or (b) to the Knowledge of Company, any (i) record or beneficial owner of 5 percent or more of the voting securities of Company, (ii) Affiliate or family member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Company, except in each case those Contracts of a type available to employees of Company generally;

3.18.1.15 Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $150,000;

3.18.1.16 Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $250,000;

3.18.1.17 Each Contract or commitment for a loan participation agreement with any other Person in excess of $250,000; and

3.18.1.18 Each Company Lease.

3.18.2 Full Force and Effect. Prior to the date of this Plan of Merger, Company has provided or made available to Purchaser a true and complete copy of each Company Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all Company Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither Company nor any of the Company Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Company Material Contract, (c) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or in default under any Company Material Contract, and (d) neither Company nor any Company Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Company Material Contract.

3.18.3 Effect of Merger and Related Transactions. There is no Company Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by Company, any Company Subsidiary or the Surviving Corporation or (ii) have a Company Material Adverse Effect.

3.18.4 All data processing contracts of Company or the Company Subsidiaries are cancelable by Company or the Company Subsidiaries on or before the Effective Time without cost, penalty, or further obligation. Neither Company nor any Company Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require any payment to another party upon termination in excess of $25,000.

3.19 Labor and Employment Matters.

3.19.1 Compliance with Labor and Employment Laws. (a) Company and all of the Company Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries; (c) during the past three years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Company or any Company Subsidiary; (e) Company has not

received written notice of charges with respect to or relating to Company or any Company Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of Company or any Company Subsidiary and, to the Knowledge of Company, no such investigation is in progress. To the Knowledge of Company, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to Company or the Company Subsidiaries of more than $25,000.

3.19.2 Collective Bargaining Agreements. Neither Company nor any Company Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association relating to the employees of Company or any Company Subsidiary.

3.19.3 At-Will Employment. All salaried employees, hourly employees, and temporary employees of Company and any of the Company Subsidiaries are employed on an at-will basis by Company or any of the Company Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Company or any Company Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Company or any Company Subsidiary made to any employees that commits Company, any Company Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

3.19.4 WARN Act. Since January 1, 2011, neither Company nor any Company Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Company or any Company Subsidiary, except in compliance with the WARN Act.

3.19.5 Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Company, threatened against Company or any Company Subsidiary. Company and all of the Company Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.19.6 Certain Contracts. Neither Company nor any Company Subsidiary is a party or subject to any Contract which restricts Company or any Company Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

3.19.7 Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Company or any Company Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Company Benefit Plan.

3.19.8 Eligibility Verification. Company has implemented commercially reasonable procedures to ensure that all employees who are performing services for Company or any Company Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

3.19.9 Employment Policies, Programs, and Procedures. The policies, programs, and practices of Company and all Company Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

3.19.10 Record of Payments. There is no existing or outstanding material obligation of Company or the Company Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of the Company and/or the Company Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP. For purposes of this Plan of Merger, “Employment-Related Payments” include any payment to be made with respect to any contract for employment or severance agreement; unemployment compensation benefits, profit sharing, pension, employee stock ownership plan or retirement benefits; social security benefits; compensation; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

3.19.11 Additional Employment Related Agreements. Company and the Company Subsidiaries are not parties to, or bound by, any oral or written, express or implied, (a) plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, restricted stock, stock appreciation rights, stock awards, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or (b) plan, contract, arrangement, understanding or practice with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or other benefits for any former director, employee or any spouse, child, member of the same household, estate or survivor of any director or employee or former director or employee.

3.20 Employee Benefits.

3.20.1 Company has delivered or made available to Purchaser true and complete copies of all material Company Benefit Plans. Each Company Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.20.2 Each Company Benefit Plan listed in Schedule 3.20.2 of the Company Disclosure Letter intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code has received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified, and the related trusts have been determined to be exempt from taxation, or is established on a pre-approved form or prototype of plan document that has received or requested a favorable opinion or advisory letter from the IRS that such form or plan document is so qualified or exempt. A copy of the most recent determination, advisory, or opinion letter with respect to each such Employee Benefit Plan has been delivered to Buyer, and no condition exists or existed and nothing has occurred prior to or since the date of such letter that would cause the loss of such qualification or exemption. Each such Employee Benefit Plan has been operated in accordance with its terms in all material respects.

3.20.3 All contributions, payments or premiums required to be made with respect to any Company Benefit Plan by Company have been timely made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Company and the Company Subsidiaries have performed all material obligations required to be performed under all Company Benefit Plans with respect to which Company or any ERISA Affiliate of Company has an obligation to contribute.

3.20.4 Neither Company nor any ERISA Affiliate of Company participates in nor since December 31, 1973 has ever participated in any Multiemployer Plan, and neither Company nor any ERISA Affiliate of Company maintains or contributes to, or is party to, and, at no time since January 1, 2008 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (b) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

3.20.5 Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Company nor any Company Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

3.20.6 The execution, delivery of, and performance by Company of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Company or any of the Company Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Company or any of the Company Subsidiaries to amend or terminate any Company Benefit Plan; or (c) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

3.20.7 Company and the Company Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Company Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Company Benefit Plan effective as of any date on or after the date of this Plan of Merger.

3.20.8 Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Company nor any of the Company Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.20.9 No stock options, stock appreciation rights or other grants of stock-based awards by Company or any Company Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

3.20.10 There is no pending or, to the Knowledge of Company, threatened Action with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.20.11 Since January 1, 2013, neither Company nor any of the Company Subsidiaries have agreed or otherwise committed to adopt any new plan, program, agreement or policy that would constitute a Company Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice, or (b) as required by applicable Law or any applicable Company Benefit Plan.

3.20.12 Each of the Company Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and

Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of the Company Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

3.20.13 No Company Benefit Plan and no trust created thereunder has been involved in any nonexempt “prohibited transaction” as defined in Section 4975 of the Code or in Sections 406 and 408 of ERISA which has subjected, or would reasonably be expected to subject, a Company Benefit Plan or related trust or Company or any Company Subsidiary to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

3.20.14 No Company Benefit Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust after January 1, 2008, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (“PCBG”), where applicable, as required by the Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS to the extent required by the Code and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

3.20.15 No payment that is owed or may become due to any director, officer, employee, or agent of Company or any Company Subsidiary will be non-deductible or subject to any penalty or excise tax; nor do any Company Benefit Plans require Company or a Company Subsidiary to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

3.20.16 No Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code and no trust created thereunder has incurred, subsequent to January 1, 2008, an “accumulated funding deficiency” as defined in Section 412(a) of the Code and Section 302 of ERISA (whether or not waived).

3.20.17 All contributions and payments made or accrued with respect to all Company Benefit Plans and any related trusts, accounts or other funding vehicles that are intended or designed for favorable tax consequences or tax treatment have resulted in such consequences or treatment. Assets of any Company Benefit Plan or any related trust, account or other funding vehicle that is intended or designed to be free from taxation of its income are not subject to any such or similar tax. No event has occurred or circumstance exists that will or could give rise to loss of intended tax consequences of any such Company Benefit Plan or any related trust, account or other funding vehicle.

3.20.18 There is no payment that has become due from any Company Benefit Plan, any trust created thereunder, or from Company or any Company Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

3.20.19 To the Knowledge of Company, no statement, either written or oral, has been made by Company or any Company Subsidiary to any person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan and that could have a Company Material Adverse Effect.

3.20.20 Neither Company nor any Company Subsidiary provides health or welfare benefits that are self-insured. To the extent Company or a Company Subsidiary provides self-insured health or welfare benefits, all such benefits are covered by a stop-loss policy. To Company’s or any Company Subsidiary’s Knowledge, no claim for benefits has been made or is expected under a self-funded health or welfare benefit plan that would trigger stop-loss insurance.

3.20.21 Neither Company nor any Company Subsidiary has any liability to any governmental or regulatory body with respect to any Company Benefit Plan or any related trust, account or other funding vehicle. Neither Company nor any Company Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

3.20.22 The assets and liabilities of each Company Benefit Plan have been reported on the Company’s Financial Statements in accordance with GAAP.

3.20.23 Schedule 3.20.23 of the Company Disclosure Letter contains a true, correct and complete listing of all of the liabilities, potential liabilities and obligations of the Company and each Company Subsidiary, including the time periods over which such amounts are to be paid, to each participant, former participant, beneficiary, alternate payee or other party under any Company Benefit Plan that either (i) exists at the Closing Date and is sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (ii) exists or existed at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability, other than the Company’s 401(k) plan, the Pentegra Defined Benefit Plan for Financial Institutions as adopted by Company (the “Pentegra Plan”) and the Company’s health plan.

3.21 Environmental Matters.

3.21.1 Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Company and each of the Company Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Company and each of the Company Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the

Knowledge of Company, threatened against Company or any of the Company Subsidiaries, and, to the Knowledge of Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Company or any of the Company Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Company Site and no Hazardous Materials are present in, on, about or migrating to or from any Company Site that could give rise to an Environmental Claim against Company or any of the Company Subsidiaries; (e) neither Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Company nor any of the Company Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither Company, any predecessors of Company or any of the Company Subsidiaries, nor any entity previously owned by Company or any of the Company Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, containment, generation, manufacture, management or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Company or any of the Company Subsidiaries.

3.21.2 Without limiting the generality of Section 3.21.1, to the Knowledge of Company, the Company Sites are free of asbestos except for asbestos that has been properly sealed and encapsulated to the extent required by all applicable Environmental Laws and all workplace safety and health Laws and regulations.

3.21.3 No Company Site contains, and to the Knowledge of Company has ever contained, any underground tanks for the storage of Hazardous Materials. With respect to any underground storage tank that is listed in Section 3.21.3 of the Company Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Company Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

3.22 Duties as Fiduciary. Company and each Company Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Company nor any Company Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Company or any Company Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Company’s Financial Statements.

3.23 Investment Bankers and Brokers. Company has employed Donnelly Penman & Partners (“Company Investment Banker”) in connection with the Merger. Company, the Company Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Company Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Company to Company Investment Banker in connection with the Merger, as described in Section 3.23 of the Company Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Company or any Company Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

3.24 Fairness Opinion. The Company Board of Directors has received the oral opinion of the Company Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the Company Shareholders from a financial point of view and the opinion has not been withdrawn, modified or revoked.

3.25 Company-Related Persons. For purposes of this Plan of Merger, the term “Company-Related Person” shall mean any shareholder owning 5% or more of the Company Common Stock, any director or executive officer of Company or any Company Subsidiary, their spouses and any children or other persons who share the same household with such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have control.

3.25.1 Insider Loans. No Company-Related Person has any loan, credit or other Contract outstanding with Company or any Company Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Company or any Company Subsidiary.

3.25.2 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Company or any Company Subsidiary, no Company-Related Person owns or controls any material assets or properties that are used in the business of Company or any Company Subsidiary.

3.25.3 Contractual Relationships. Other than ordinary and customary banking relationships, no Company-Related Person has any contractual relationship with Company or any Company Subsidiary.

3.25.4 Loan Relationships. No Company-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Company or any Company Subsidiary in a principal amount of $100,000 or more.

3.26 Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of Company has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Company or any Company Subsidiary, or other person with whom Company or any Company Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Company or any Company Subsidiary, the effect of which would reasonably be expected to have a Company Material Adverse Effect.

3.27 Insurance. Company and the Company Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2011, no insurance company has canceled or failed to renew a policy of insurance covering Company’s or any Company Subsidiary’s assets, properties, premises, operations, directors or personnel. Company and the Company Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Company or the Company Subsidiaries.

3.28 Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Company’s consolidated financial statements and the Company Regulatory Reports as of December 31, 2013 and as of each quarter ended March 31, 2014, June 30, 2014 and September 30, 2014, in the reasonable opinion of Company’s management, (a) was adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) was consistent with GAAP and safe and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.

3.29 Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Company and each Company Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.30 Loan Guarantees. All guarantees of indebtedness owed to Company or any Company Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

3.31 Data Security and Customer Privacy. Company and each Company Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Company and each Company Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.32 Loans and Investments. All investments and, to the Knowledge of Company, all loans of Company and each Company Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other Laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected. Neither Company nor any of the Company Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for their own account or for the account of one or more of their respective customers, except for contractual interest rate caps and floors in loans to customers made in the ordinary course of business and except for interest rate locks on real estate mortgage loans expected to be sold in the ordinary course of business.

3.33 No Insider Trading. Company has not, and to Company’s knowledge (a) no director or officer of Company, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by Company during any period when Company was in possession of material nonpublic information or in violation of any applicable provision of federal or state securities laws.

3.34 Securities Laws Matters.

3.34.1 Company has filed each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by Company since January 1, 2010 (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and none of such SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Plan of Merger, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.34.2 Each of the principal executive officer of Company and the principal financial officer of Company (or each former principal executive officer of Company and each former principal financial officer of Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the SEC Documents, and the statements contained in such certifications are in material compliance with the requirements of the Exchange Act and SOX. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither Company nor any of the Company Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding “extensions of credit” to or for directors or executive officers of Company in violation of Section 402 of SOX.

3.34.3 Company maintains a system of “internal control over financial reporting,” as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.

3.34.4 Company has not received any written notification from its outside auditors of any (a) “significant deficiency” or (b) “material weakness” in Company’s internal controls over financial reporting since January 1, 2010, To the knowledge of Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

3.35 Books and Records. The books and records of Company are, in all material respects, complete and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Company on a consolidated basis set forth in the Company Financial Statements, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Company and the Company Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2010, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2012, have been made available for Purchaser’s review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

3.36 Community Reinvestment Act. Each Company Subsidiary that is a depository institution received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.37 Organizational Documents. The articles of incorporation and bylaws of Company and any similar governing documents for each of the Company Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Plan of Merger, have been delivered or otherwise made available to Purchaser.

3.38 Bank Secrecy Act. Neither Company nor any Company Subsidiary has been notified of any supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

3.39 Joint Ventures; Strategic Alliances. Neither Company nor any Company Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.40 Policies and Procedures. Company and each Company Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Purchaser as applicable to the periods when those policies and procedures were in effect.

3.41 Shareholder Rights Plan. Company does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement.

3.42 No Other Representations or Warranties. Except for the representations and warranties made by Company and the Company Subsidiaries in this Article III, neither Company nor any other Person makes or has made any representation or warranty with respect to Company or the Company Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

On or prior to the date hereof, Purchaser has delivered to Company a schedule (the “Purchaser Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V. Accordingly, Purchaser hereby represents and warrants to Company as follows, except as set forth on the Purchaser Disclosure Letter:

4.1 Authorization, No Conflicts, Etc.

4.1.1 Authorization of Plan of Merger. Purchaser has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Purchaser Board of Directors. No other corporate proceedings on the part of Purchaser are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of, Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The issuance of the Merger Consideration has been duly authorized by the Purchaser Board of Directors and there are sufficient shares of Purchaser Common Stock authorized but unissued to complete the Merger, and when issued the Merger Consideration will be fully paid and non-assessable.

4.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Purchaser or any Subsidiary of Purchaser (each a “Purchaser Subsidiary” and collectively, the “Purchaser Subsidiaries”); or (b) any Law or Order applicable to Purchaser or any Purchaser Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or any Purchaser Subsidiary is a party or subject, or by which Purchaser or any Purchaser Subsidiary is bound or affected.

4.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Purchaser other than in connection or compliance with the provisions of the MBCA and MGCL, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act and the Michigan Banking Code. Purchaser has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

4.2 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Purchaser is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Purchaser is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3 Subsidiaries.

4.3.1 Ownership. Purchaser has provided to Company a true and complete list of each Purchaser Subsidiary as of the date of this Plan of Merger. Other than the Purchaser Subsidiaries, Purchaser does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Purchaser or a Purchaser Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Purchaser Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Purchaser Subsidiary.

4.3.2 Organization and Good Standing. Each of the Purchaser Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3.3 Deposit Insurance; Other Assessments. The deposits of each Purchaser Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Purchaser Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Purchaser, threatened. Purchaser and each Purchaser Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Purchaser or each Purchaser Subsidiary.

4.4 Capital Stock.

4.4.1 Classes and Shares. As of October 24, 2014, the authorized capital stock of Purchaser consists of 45,200,000 shares, divided into two classes, as follows: (a) 45,000,000 shares of common stock, $1.00 par value (“Purchaser Common Stock”), of which 32,762,591 shares were issued and outstanding; and (b) 200,000 shares of preferred stock, no par value, of which no shares were issued and outstanding. Except for the Purchaser Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Purchaser.

4.4.2 Share-Based Awards. Section 4.4.2 of the Purchaser Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Purchaser Common Stock that are authorized and reserved for issuance under each Purchaser stock plan, and the number of shares of Purchaser Common Stock that are subject to outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards (collectively, “Purchaser Share-Based Awards”).

4.4.3 Voting Rights. Neither Purchaser nor any Purchaser Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Merger Consideration.

4.5 Financial Statements.

4.5.1 Financial Statements. The consolidated financial statements of Purchaser as of and for each of the three years ended December 31, 2013, 2012, and 2011, as reported on by Purchaser’s independent accountants and the unaudited consolidated financial statements of Purchaser as of and for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, including all schedules and notes relating to such statements (collectively, “Purchaser’s Financial Statements”), fairly present, and the consolidated financial statements of Purchaser as of and for the year ending December 31, 2014 when reported on by Purchaser’s independent accountants, and the unaudited consolidated financial statements of Purchaser as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Purchaser’s Financial Statements). No financial statements of any entity or enterprise other than the Purchaser Subsidiaries are required by GAAP to be included in the consolidated financial statements of Purchaser.

4.5.2 Regulatory Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

4.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Purchaser Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the FDIC; and

4.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Purchaser as of and for each of the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Purchaser or any Purchaser Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

4.6 Absence of Certain Changes or Events. Since December 31, 2013, (a) Purchaser and the Purchaser Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Purchaser or any of the Purchaser Subsidiaries. Neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.8 Regulatory Filings. In the last three years:

4.8.1 Regulatory Filings. Purchaser and each Purchaser Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

4.8.2 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.9 Conduct of Business. Purchaser and each Purchaser Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.10 Transaction Documents. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The portions of the Registration Statement and Proxy Statement relating to Purchaser and the Purchaser Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

4.11 Agreements With Bank Regulators. Neither Purchaser nor any Purchaser Subsidiary is a party to any Regulatory Agreement, nor has Purchaser nor any Purchaser Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement.

4.12 Investment Bankers and Brokers. Purchaser has employed Keefe, Bruyette & Woods (the “Purchaser Investment Banker”) in connection with the Merger. Purchaser, the Purchaser Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Purchaser Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Purchaser to the Purchaser Investment Banker in connection with the Merger, as described in Section 4.12 of the Purchaser Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Purchaser or any Purchaser Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

4.13 Community Reinvestment Act. Each Purchaser Subsidiary that is a depository institution received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14 Organizational Documents. The articles of incorporation and bylaws of Purchaser, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Plan of Merger have been delivered to Company.

4.15 Bank Secrecy Act. Neither Purchaser nor any Purchaser Subsidiary has been notified of any supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.16 Securities Laws Matters.

4.16.1 Purchaser has filed each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by Purchaser since January 1, 2010 (the “Purchaser SEC Documents”). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Purchaser SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Plan of Merger, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.16.2 Each of the principal executive officer of Purchaser and the principal financial officer of Purchaser (or each former principal executive officer of Purchaser and each former principal financial officer of Purchaser, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SEC Documents, and the statements contained in such certifications are in material compliance with the requirements of the Exchange Act and SOX. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither Purchaser nor any of the Purchaser Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding “extensions of credit” to or for directors or executive officers of Purchaser in violation of Section 402 of SOX.

4.16.3 Purchaser maintains a system of “internal control over financial reporting,” as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.

4.16.4 Purchaser has not received any written notification from its outside auditors of any (a) “significant deficiency” or (b) “material weakness” in Purchaser’s internal controls over financial reporting since January 1, 2010, To the knowledge of Purchaser, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by Purchaser. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

4.17 No Other Representations or Warranties. Except for the representations and warranties made by Purchaser and the Purchaser Subsidiaries in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty with respect to Purchaser or the Purchaser Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

4.18 Registration Statement and Proxy Statement. The Registration Statement will (with respect to Purchaser) comply as to form in all material respects with the requirements of the Securities Act. The Proxy Statement will (with respect to Purchaser) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by, or related to, the Company or any of its affiliates or advisors which is contained in any of the foregoing documents.

4.19 Listing. Purchaser’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NASDAQ Global Select Market. When issued, each share of Purchaser Common Stock will be accepted for listing on the NASDAQ Global Select Market. Purchaser satisfies all of the quantitative maintenance criteria of the NASDAQ Global Select Market.

4.20 Absence of Undisclosed Liabilities. There exist no Liabilities of Purchaser or any Subsidiary other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Purchaser’s Financial Statements, (b) Liabilities under executory contracts to which the Purchaser or a Purchaser Subsidiary is a party or otherwise incurred in the ordinary course of business of Purchaser or a Purchaser Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

ARTICLE V

COVENANTS

5.1 Conduct of Business by Company. Company shall, and shall cause each of the Company Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice in all material respects, and, to the extent consistent therewith, Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Company Subsidiaries’ business organization and advantageous customer and business relationships and keep available the services of the present officers and employees. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth in Section 5.1 of the Company Disclosure Letter or as required by applicable Law, Company shall not, nor shall it permit any of the Company Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

5.1.1 amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2 (a) split, combine or reclassify any securities issued by Company or any of the Company Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Company or any of the Company Subsidiaries, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except for distributions to or from the Company Subsidiaries;

5.1.3 issue, sell, pledge, dispose of or encumber any securities issued by Company or any of the Company Subsidiaries, other than the issuance of shares of Company Common Stock upon the exercise of any Option granted pursuant to the Company Stock Plans prior to the date of this Plan of Merger;

5.1.4 except in the ordinary course of business consistent with past practice or except as required by applicable Law or the express terms of any Company Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by Company or any of the Company Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees; (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan, other than termination of the Company Plan pursuant to Section 5.23; (d) grant any severance or termination pay unless provided under any Company Benefit Plan; (e) grant any compensatory awards that are payable in, relate to, or are determined by reference to the value of, Company Common Stock; or (f) fund or in any other way secure any payment of compensation or benefit under any Company Benefit Plan;

5.1.5 promote any officer or promote any non-officer employee to an officer position or hire or terminate employment of any officer except for termination for cause and hires to replace;

5.1.6 acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.1.7 except in the ordinary course of business consistent with past practice, (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any Company Subsidiary; provided, however, the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Company and the Company Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.1.8 except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, or enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Company Subsidiary);

5.1.9 make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;

5.1.10 enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), any Company Material Contract, other than in the ordinary course of business consistent with past practice;

5.1.11 institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages or an admission of liability by Company or any Company Subsidiary of any amount exceeding $100,000, (b) involving injunctive or similar relief, or (c) having a material impact on Company’s business;

5.1.12 make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.13 (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Company, (b) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or the Company Subsidiaries, in each case involving $100,000 or more individually or in the aggregate;

5.1.14 except for (a) capital expenditures of amounts not more than $50,000, individually, or $150,000, in the aggregate, or (b) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any of the Company Subsidiaries to make any capital expenditure;

5.1.15 enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries;

5.1.16 except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.1.17 (a) except for loans or legally binding commitments for loans that have previously been approved and committed to by Company prior to the date of this Plan of Merger, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan that would result in total credit exposure to the applicable borrower in excess of $1,000,000, (b) except with respect to amendments or modifications that have previously been approved and committed to by Company prior to the date of this Plan of Merger, amend or modify in any material respect any existing loan rated (i) better than special mention, with total credit exposure in excess of $1,500,000, (ii) special mention, with total credit exposure in excess of $500,000, (iii) substandard, with total credit exposure in excess of $250,000, or (iv) nonaccrual, doubtful, loss, restructured by Company or past due 90 days or more, with total credit exposure in excess of $250,000, or (c) except with respect to any such actions that have previously been approved and committed to by Company prior to the date of this Plan of Merger, modify or amend any loan in a manner that would result in any principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Company, in each case in excess of $250,000;

5.1.18 restructure or materially change the nature of the composition of its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

5.1.19 purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.1.20 take any action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by Company in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, or this Plan of Merger;

5.1.21 fail to comply in all material respects with applicable Law, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Purchaser has been notified of such contest;

5.1.22 fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally adopted internal policies and procedures;

5.1.23 fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.1.24 fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.1.25 fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Company and the Company Subsidiaries and applicable industry, regulatory, and GAAP standards;

5.1.26 fail to promptly notify Purchaser of the threat (to the Knowledge of Company) or the commencement, of any material Action against, relating to, or affecting: (a) Company or any Company Subsidiary; (b) Company’s or any Company Subsidiary’s directors, officers, or employees in their capacities as such; (c) Company’s or any Company Subsidiary’s assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

5.1.27 make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Company or any Company Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Company and the Company Subsidiaries to the Person and the Person’s immediate family and Affiliates, exceed $500,000. This restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Company’s or its Subsidiaries customers generally;

5.1.28 take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Company or any Company Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $250,000, unless the discharge or satisfaction is covered by general or specific reserves;

5.1.29 except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

5.1.30 enter into or amend any Contract or other transaction with any Company-Related Person, except as contemplated or permitted by this Plan of Merger;

5.1.31 change in any material respects its underwriting, investment or risk management or other similar policies of Company or any of the Company Subsidiaries except as required by Law or except changes reasonably intended to reduce risk which changes are made after consultation with Purchaser;

5.1.32 take any action to pay any Liability, absolute or contingent, in excess of $25,000, except Liabilities shown on Company’s Financial Statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.1.33 make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for commitments disclosed in Section 5.1.33 of the Company Disclosure Letter and contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

5.1.34 take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Company or any Company Subsidiary that is not terminable by Company without penalty upon 30 days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

5.1.35 take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Company or a Company Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board’s Regulation P; or

5.1.36 agree or commit to do any of the foregoing.

For the purposes of this Section 5.1, prior written consent of Purchaser shall be deemed to have been given with respect to any matter for which Company has requested consent, in writing and delivered to the chief operating officer of Purchaser and in accordance with Section 9.8 (including by providing copies to all required parties), but Purchaser has not responded in writing within three Business Days of such request.

5.2 Conduct of Business by Purchaser. Between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as required by applicable Law, Purchaser shall conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, Purchaser shall and shall cause each of the Purchaser Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Purchaser

Subsidiaries’ business organization and advantageous business relationships, and Purchaser shall not, nor shall it permit any of the Purchaser Subsidiaries to, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed):

5.2.1 amend the Purchaser’s articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to the holders of Purchaser Common Stock;

5.2.2 except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Purchaser or any of the Purchaser Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

5.2.3 agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of Company shall be deemed to have been given with respect to any matter for which Purchaser has requested consent, in writing and delivered to the chief financial officer of Company and in accordance with Section 9.8 (including by providing copies to all required parties), but Company has not responded in writing within three Business Days of such request.

5.3 No Solicitation by Company.

5.3.1 Except as specifically permitted by this Section 5.3, Company shall not and shall cause each of the Company Subsidiaries and their Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, directly or indirectly, (a) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Company Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Company Takeover Proposal. Company shall, and shall cause each of the Company Subsidiaries and each of its and the Company Subsidiaries’ Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Company Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Company and the Company Subsidiaries delivered or made available to such Person or its Representatives by Company, the Company Subsidiaries or any Representatives thereof, in connection with its consideration of a Company Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

5.3.2 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Shareholder Approval, Company or any of its Representatives receives a Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.3, then Company and its Representatives may (a) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Company Takeover Proposal that the Company Board of Directors determines in good faith to be ambiguous or unclear, and (b) if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes, or is reasonably expected to lead to, a Company Superior Proposal (i) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to Company and the Company Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and their respective Representatives; provided that Company shall (subject to the terms of the Confidentiality Agreement) promptly make available to Purchaser (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to Purchaser in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Purchaser or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal and their respective Representatives; provided, further that Company shall promptly provide to Purchaser (A) a copy of any Company Takeover Proposal made in writing by any such Person or group of Persons to Company, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Company Takeover Proposal, and (B) a written summary of the material terms of any such Company Takeover Proposal not made in writing. For the purposes of this Plan of Merger, “Acceptable Company Confidentiality Agreement” means any confidentiality agreement that contains terms that are no less favorable to Company than those contained in the Confidentiality Agreement.

5.3.3 Company shall keep Purchaser informed of any material developments, discussions or negotiations regarding any Company Takeover Proposal on a reasonably current basis and shall notify Purchaser of the status of such Company Takeover Proposal. Company agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Company from providing any information to Purchaser in accordance with this Section 5.3.

5.3.4 Except as permitted by Section 5.3.5, the Company Board of Directors shall not (a) (i) fail to recommend to the Company Shareholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Purchaser, the

Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication by the Company Board of Directors consistent with Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Company Shareholders, a Company Takeover Proposal (actions described in this clause (a) being referred to as a “Company Adverse Recommendation Change”) or (b) cause or permit Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Company Confidentiality Agreement) (each, a “Company Acquisition Agreement”).

5.3.5 Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may, in connection with a bona fide written Company Takeover Proposal which Company Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.3, make a Company Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.8 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Company Takeover Proposal, if and only if, prior to taking such action, Company has complied with its obligations under this Section 5.3 and the Company Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking any such action (a) Company has given Purchaser at least three Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal, including the identity of the party making such Company Superior Proposal) and has contemporaneously provided a copy to Purchaser of all written materials (including all transaction agreements and related documents) with or from the party making such Company Superior Proposal, (b) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Plan of Merger such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and (c) following the end of such notice period, the Company Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Purchaser, and shall have determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Company Takeover Proposal that could have an impact, influence or other effect on the Company Board of Directors’ decision or discussion with respect to whether such proposal is a Company Superior Proposal, Company shall deliver a new written notice to Purchaser pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided, however, that references herein to the three Business Day period shall be deemed to be references to a two Business Day period with respect thereto.

5.3.6 Provided that Company and the Company Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 shall prohibit the Company Board of Directors from (a) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (b) making any “stop-look-and-listen” communications to Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders), or (c) making any disclosure to the Company Shareholders if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (a), (b) or (c) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.3.7 As used in this Plan of Merger, “Company Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Company and its Subsidiaries equal to more than 10% of Company’s consolidated assets or to which more than 10% of Company’s net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Company Common Stock or the capital stock of any Subsidiary of Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Company Common Stock involved is more than 10%; in each case, other than the Merger.

5.3.8 As used in this Plan of Merger, “Company Superior Proposal” shall mean any bona fide written Company Takeover Proposal that the Company Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Purchaser in response to such proposal or otherwise. For purposes of the definition of “Company Superior Proposal”, the references to “10%” in the definition of Company Takeover Proposal shall be deemed to be references to “50%.”

5.3.9 For purposes of this Section 5.3, any breach of this Section 5.3 by any of Company’s Representatives in his or her individual capacity shall be deemed to be a breach by Company.

5.4 Preparation of the Registration Statement; Shareholder Meeting.

5.4.1 Purchaser shall use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which a prospectus and proxy statement to be sent to the Company Shareholders relating to the Company Shareholder Meeting (the “Proxy Statement”) will be included, as promptly as practicable following the date of this Plan of Merger (and in any event no later than 45 days). Purchaser shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, Purchaser shall consult with Company with respect to such filing and shall afford Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by Company to be included. If at any time prior to the Company Shareholder Meeting any event with respect to Purchaser or Company or any of their respective officers and directors or Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Purchaser or Company, as applicable, shall promptly inform the other party so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company.

5.4.2 Purchaser shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Purchaser Common Stock as Merger Consideration.

5.4.3 Company shall, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval (“Company Shareholder Meeting”). Company shall use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act; (b) solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Company Shareholder Meeting, and (c) except if the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3, solicit the Company Shareholder Approval. Company shall, through the Company Board of Directors, recommend to the Company Shareholders that they vote for the Company Shareholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3.

5.5 Stock Exchange Listing. Purchaser shall use its commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued as Merger Consideration to be accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.

5.6 Regulatory Matters and Approvals.

5.6.1 Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.6.2 As soon as practicable after the date of this Plan of Merger (but in no event more than 45 days after the date hereof), Purchaser shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain, upon terms and conditions reasonably acceptable to Purchaser, each necessary approval of or consent to consummate the Merger. Purchaser shall provide Company with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Company may reasonably request. Purchaser shall provide Company with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

5.6.3 From the date of this Plan of Merger until the Effective Time, each of Company and Purchaser shall promptly notify the other party in writing of any pending or, to the Knowledge of Company or Purchaser (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Company and Purchaser shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Company and Purchaser may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.6.4 Nothing contained in this Plan of Merger shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Company and Purchaser each shall exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.6.5 Each of Company and Purchaser shall, and shall cause their respective Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Company and Purchaser and their respective Subsidiaries as currently conducted.

5.7 Employee Matters.

5.7.1 Benefit Continuation. Purchaser covenants and agrees to provide to each employee of Company or any Company Subsidiary who becomes employed by Purchaser or any of its affiliates as a result of the Merger (each, a “Continuing Employee”) with the same employee benefits then provided to similarly situated employees at Purchaser and consistent with this Section 5.7.

5.7.2 Employee Severance. Purchaser covenants and agrees to pay severance payments to all employees of Company, whose job is eliminated as a result of the Merger and whose employment is terminated by Purchaser other than for cause within twelve months after the Effective Time, in accordance with Purchaser’s severance plan applicable to Purchaser’s employees as set forth on Section 5.7.2 of the Purchaser Disclosure Letter. Continuation of certain benefits is subject to elective continuation through COBRA in accordance with applicable laws and regulations. Purchaser will pay the amount of any COBRA premium exceeding the employee premium expense for the weeks of severance paid, up to a maximum of 12 weeks.

5.7.3 Years of Service Credit. Purchaser covenants and agrees that each Continuing Employee shall receive credit for years of service at Company or the Company Subsidiaries for all purposes, including, without limitation, for purposes of eligibility to participate, entitlement to benefits, and levels of benefits of any Purchaser employee benefit plan (including, but not limited to, Purchaser’s 401(k) plan and vacation leave policy) or any other employee benefit plan of the Surviving Corporation commencing after the Effective Time, and for purposes of determining seniority in connection with employment with the Surviving Corporation and affiliates. At such time as Company employees become eligible to participate in a medical, dental or health plan of Purchaser, Purchaser shall cause each such plan to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees of Company and their beneficiaries during the portion of the calendar year prior to such participation as if such amounts had been paid in accordance with such plan of Company; and (ii) waive any waiting period limitation, evidence of insurability or actively-at-work requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Purchaser Plan. Notwithstanding the foregoing, no Company employee shall be permitted to participate in Purchaser’s frozen defined benefit pension plan at any time, and no Company employee shall be a participant in, or entitled to receive contributions to, any Purchaser employee benefit plan for any period prior to the Effective Time.

5.7.4 Retention and Stay Bonuses. Company will cooperate with Purchaser in its efforts to cause certain employees of Company identified by Purchaser to enter into retention or stay bonus agreements (in a form mutually agreed to by Purchaser and the employee) prior to the Effective Time.

5.7.5 Severance/Employment Agreements. Purchaser will honor all of Company’s obligations and assume all its defenses under existing severance, change of control or employment agreements to which the Company or any Company Subsidiary is a party and which are listed on Section 5.7.5 of the Company Disclosure Letter in accordance with the terms thereof, subject to the receipt of any required regulatory approvals or regulatory guidance that Purchaser deems necessary or desirable in its reasonable discretion.

5.7.6 Pentegra Defined Benefit Plan. Company covenants and agrees that, with respect to the Pentegra Plan, it will (a) take all steps necessary to allow Purchaser to assume sponsorship of the Pentegra Plan at the Effective Time, (b) on its own initiative as soon as practicable after December 31, 2014 and upon Purchaser’s request at any subsequent time, provide Purchaser with an updated calculation of all of Company’s liabilities to the Pentegra Plan upon Company’s withdrawal from that plan, and (c) if requested by Purchaser before the Effective Time, take all steps necessary for Company to begin termination of its participation in the Pentegra Plan to become effective after the Effective Time.

5.8 Press Releases and Public Announcement. Neither Company nor Purchaser will issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Company, Purchaser, and in the case of Purchaser, Company. However, each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure.

5.9 Access to Information.

5.9.1 Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, (a) Company will, and will cause each of the Company Subsidiaries to, upon reasonable prior written notice, permit Purchaser and its respective Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Company Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Company and the Company Subsidiaries as may be reasonably requested in writing; and (b) upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Plan of Merger; provided, however, that such access or disclosure of information will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract. No such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger.

5.9.2 All Proprietary Information (as defined in the Confidentiality Agreement) provided pursuant to this Plan of Merger shall be subject to the provisions of the letter agreement, dated as of August 26, 2014, between Company and Purchaser (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

5.10 Indemnification and Insurance.

5.10.1 All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of Company or the Company Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with Company or any of the Company Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms.

5.10.2 From and after the Effective Time and until the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable Law, each current or former director or officer of Company or any of the Company Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party’s capacity as a director or officer of Company or any of the Company Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Company or any Company Subsidiary, including in connection with the transactions contemplated by this Plan of Merger. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of the Action.

5.10.3 The Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay premiums for insurance coverages in excess of 300% of the last annual premium (such 300% threshold, the “Maximum Amount”) paid by Company prior to the date of this Plan of Merger in respect of the coverages required to be obtained pursuant to this Section 5.10.3, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a total aggregate cost not exceeding the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. If such “tail” prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder.

5.10.4 The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Company or any of the Company Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA and the MGCL, as applicable, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or the Company Subsidiaries or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.10.

5.10.5 In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

5.10.6 Notwithstanding any provisions to the contrary, the indemnification obligations in this Section 5.10 are limited by federal banking and securities laws and any such obligations that violate any federal banking or securities laws or published public policy are void and unenforceable.

5.11 Takeover Laws. If any “moratorium,” “control share,” “fair price,” affiliate transaction,” “business combination” or other anti-takeover Law is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to

(a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.12 Section 16 Matters. Prior to the Effective Time, Company and Purchaser each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Purchaser Common Stock resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Securityholder Litigation. Each party shall keep the other party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.14 Tax-Free Reorganization Treatment.

5.14.1 Company and Purchaser intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Company and Purchaser shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. Within 45 days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

5.14.2 Each of Company and Purchaser shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.15 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this

Plan of Merger and the transactions contemplated by this Plan of Merger shall be paid by the party incurring such expenses, except that Purchaser shall pay and bear the cost of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, Applicable Banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Registration Statement and Proxy Statement.

5.16 Bank Consolidation. Company shall take all actions reasonably requested by Purchaser to cause the consolidation of Monarch Community Bank, a Michigan-chartered bank, with and into Chemical Bank, a Michigan-chartered bank (the “Bank Consolidation”), with Chemical Bank as the surviving institution, immediately following the Merger, including by executing and delivering a bank consolidation agreement in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of the banks with respect to the Bank Consolidation reasonably deemed necessary or appropriate by Purchaser.

5.17 Fairness Opinion. Company will use commercially reasonable efforts to deliver to Purchaser a copy of a written fairness opinion dated as of the date of this Plan of Merger and received from the Company Investment Banker within seven Business Days of the date of this Plan of Merger, together with the form of consent of the Company Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Registration Statement and the Proxy Statement, so long as the Company Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Proxy Statement in advance of its filing with the SEC.

5.18 Environmental Investigation. Pursuant to the terms described below, Purchaser shall commence, if it desires, and be permitted to conduct environmental assessments of: (a) any or all parcels of Company Real Property and Company-Leased Property; and (b) any real property acquired or leased by Company or any of the Company Subsidiaries after the date of this Plan of Merger (each of (a) and (b) an “Investigated Property”). As to each Investigated Property:

5.18.1 Schedule of Investigated Properties. Not later than 14 Business Days after the date of this Plan of Merger, Company shall provide to Purchaser a schedule (the “Environmental Schedule”) containing the following information for each Investigated Property (but excluding Investigated Properties that are single-family residential real property), and shall update as promptly as reasonably practicable the Environmental Schedule for any Investigated Property acquired or leased by Company or any Company Subsidiary after the date of this Plan of Merger: (a) address and tax or legal description; (b) description of current and, if known, historic use of the Investigated Property; and (c) description of any environmental due diligence performed with respect to the Investigated Property (with copies of any documents obtained in connection with such due diligence, including environmental questionnaires, Phase I or Phase II investigation reports, baseline environmental assessments and due care plans, to be provided to Purchaser concurrently with such Environmental Schedule).

5.18.2 Phase I Work. Not later than 30 Business Days after the Environmental Schedule and associated documents are provided by Company to Purchaser (or within 30 Business Days after the date of any update of the Environmental Schedule), Purchaser shall be permitted to conduct, at its expense, a Phase I environmental site assessment, compliant with ASTM Standard E1527-05 and applicable legal standards (a “Phase I Assessment”), or similar investigation of all or any of the Investigated Property. Upon request, Company and each Company Subsidiary shall provide reasonable assistance, including site access, a knowledgeable contact person, legal descriptions and other documentation relating to the real estate, and any prior environmental investigation reports, compliance audits, and any related correspondence or documentation in Company’s possession to Purchaser’s consultant for purposes of conducting the Phase I Assessments. Purchaser shall provide Company with a copy of its final Phase I Assessment or other investigation for the Investigated Property.

5.18.3 Phase II Work. Within 5 Business Days of receipt of a final written Phase I Assessment or similar investigation, Purchaser shall notify Company whether it plans to conduct a Phase II environmental assessment (a “Phase II Assessment”) of the Investigated Property, which may include the procurement and analysis of samples of soil, groundwater, surface water, air, or any other environmental medium. All Phase II Assessments shall be at Purchaser’s sole expense. Purchaser shall furnish a copy of the written scope of work for the Phase II Assessment to Company. Purchaser and Company shall use commercially reasonable efforts to agree upon the work plan prior to commencing the Phase II Assessment. The Phase II Assessment may be conducted in more than one phase, provided that all phases shall be completed by the earlier of (a) 25 Business Days after the parties agree upon the work plan, and (b) 15 Business Days prior to the Closing Date. Purchaser shall provide Company with a copy of its final written Phase II Assessment for the Investigated Property for which a Phase II Assessment is obtained.

5.18.4 Environmental Risks. If there are any facts or conditions identified in any Phase I Assessment or Phase II Assessment or other investigation that Purchaser reasonably believes pose a current or future material risk of liability, material interference with use, or a material diminution of value of the Investigated Property (collectively, “Environmental Risks”), then Purchaser shall notify Company of such Environmental Risks and the facts or conditions underlying such Environmental Risks within 5 Business Days after receipt of all final written environmental reports for the Investigated Property. Such notice shall include either (a) an estimate by a qualified environmental professional of the actual cost of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Property, or (b) a statement from a qualified environmental professional that the cost of such actions and measures cannot be reasonably estimated.

5.18.5 Purchaser’s Termination Rights. If, based on the information provided with Purchaser’s notice to Company under Section 5.18.4, the after-tax cost of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Property (the “Environmental Costs”) is estimated to exceed, in the aggregate, $1,500,000, or if the cost of such actions and measures cannot be so reasonably estimated, then, for a period of 15 Business Days following receipt of the notice, Purchaser shall have the right pursuant to Section 7.1.9 to terminate this Plan of Merger, which shall be Purchaser’s sole remedy in such event.

5.19 Data Conversion. Purchaser intends to convert some or all of Company’s information and data onto Purchaser’s information technology systems (the “Data Conversion”). Purchaser agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of affecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. Company agrees to cooperate with Purchaser in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Company’s and the Company’s Subsidiaries’ information and data systems; provided, however, that Company shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Company takes, at the request of Purchaser, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Purchaser shall indemnify Company for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Plan of Merger by Company or the termination of this Plan of Merger by Company pursuant to Section 7.1.8.

5.20 Dividends. Company shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of Company Common Stock.

5.21 Technology-Related Contracts. Until the Effective Time, Company shall advise Purchaser of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving Company or any Company Subsidiary. The material Technology-Related Contracts of Company and any Company Subsidiary are listed in Section 5.21 of the Company Disclosure Letter. Notwithstanding any other provision of this Section 5.21, neither Company nor any Company Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

5.22 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations or as otherwise reasonably requested in writing by the Purchaser to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.23 Termination of 401(k)/ESOP Plan. Company shall terminate its 401(k) Plan/ESOP (together, the “Company Plan”) immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the Company Plan shall become fully vested upon termination of the Company Plan. The Merger Consideration received with respect to the unallocated ESOP shares held by the Company Plan shall first be used to repay the then outstanding balance of the ESOP loan in its entirety, with the excess amount of Merger Consideration received with respect to the unallocated ESOP shares to be allocated proportionately to all holders of ESOP accounts in the Company Plan based on their ESOP account balances as of the beginning of the plan year in which the Company Plan is terminated. As soon as practicable after the date hereof, Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company Plan immediately prior to the Effective Time. Purchaser and its counsel shall be permitted to review and comment upon any such documents, and Company shall make all changes reasonably requested by Purchaser, in advance of such filing. Prior to the Effective Time, Company and, following the Effective Time, Purchaser shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the Company Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the Effective Time, all holders of 401(k) accounts in the Company Plan shall be permitted to elect either a direct distribution of their 401(k) account balances or a rollover of such account balances to another eligible tax-qualified retirement plan or individual retirement account. As soon as practicable following the later of the Effective Time and the receipt of the favorable determination letter from the IRS regarding the qualified status of the Company Plan upon its termination, all remaining account balances in the Company Plan (including the ESOP accounts) shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Purchaser agrees to permit participants in the Company Plan who become employees of Purchaser or any Purchaser Subsidiary to roll over their 401(k) and ESOP account balances in the Company Plan to the Purchaser’s 401(k) Plan, if such rollover is permissible at the time under the Purchaser’s 401(k) Plan.

5.24 Update of Titles, Rights, Etc. Before the Effective Time, each of Company and the Company Subsidiaries shall prepare and file any and all documentation necessary to reflect the current name of Company or the Company Subsidiary, as applicable, on all rights, titles, interests and registrations for all real and personal property and securities that may be held in the name of a predecessor entity.

5.25 Exchange of Financial Information. After the execution of this Plan of Merger until the Effective Time of the Merger, Company shall promptly deliver to Purchaser copies of:

5.25.1 Each monthly internal financial report prepared with respect to Company and each of the Company Subsidiaries. Company represents and warrants that such information shall be consistent with the financial information as used for internal purposes by Company in the management of its consolidated business; and

5.25.2 Each financial report or statement submitted to regulatory authorities for Company and each of the Company Subsidiaries.

5.26 Estoppels. Company shall use its reasonable best efforts to obtain landlord or tenant estoppel certificates, as applicable, in form and substance reasonably acceptable to Purchaser and dated no earlier than 25 days prior to Closing from all landlords and tenants, as applicable, under the leases listed in Section 5.26 of the Company Disclosure Letter.

5.27 Notification of Change in Business Relationships. Company shall promptly notify Purchaser in writing of any customer, agent, representative, supplier, or other person with whom Company or any Company Subsidiary has a material contractual relationship, who, to the Knowledge of Company, intends, whether on account of the Merger or otherwise, to discontinue, materially diminish, or change its relationship with Company or any Company Subsidiary in an adverse manner.

5.28 Company Consolidated Shareholders’ Equity.

5.28.1 Company Consolidated Shareholders’ Equity. For purposes of the Closing Balance Sheet, “Company Consolidated Shareholders’ Equity” shall be Company’s total consolidated shareholders’ equity as of the Final Statement Date (as defined below) computed in accordance with GAAP, consistently applied and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), except such total consolidated shareholders’ equity shall be adjusted for each of the following items: (a) no expense shall be accrued or deduction shall be made for any of the following: any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Plan of Merger including but not limited to Company investment banking fees, severance pay, retention bonuses, attorney’s and accountant’s fees (up to a maximum of $300,000 for such attorney’s and accountant’s fees), and amounts owing and paid under management change-in-control contracts; (b) the estimated after-tax cost of all remedial or other corrective actions and measures required to be taken with respect to Investigated Properties pursuant to Section 5.18 shall be excluded to the extent such after-tax cost exceeds $150,000; (c) to the extent Company’s aggregate provisions for loan losses are less than the aggregate Company net charge-offs on loans during the period from the date of this Plan of Merger until the Effective Time, an expense shall be accrued for any such shortfall; (d) no expense shall be accrued or deduction shall be made for the termination fees and costs related to any Contract with Company or any Company Subsidiary that is terminated in connection with the Merger to the extent that such termination fees and costs in the aggregate are less than $1,767,250 (for purposes of this Section 5.28.1, the costs associated with any management change-in-control contracts and the Pentegra Retirement Services contract shall not be considered); (e) no expense shall be accrued or deduction shall be made for any expenses incurred or accrued as a result of a request by Purchaser pursuant to Section 5.7.6 to begin termination of Company’s participation in the Pentegra Plan; (f) if any of the Monarch directors who participated in the Marshall Savings Bank, F.S.B., Deferred Fee Agreement should die between the date of this Plan of Merger and the Effective Time, an expense shall be accrued for the full amount of the potential death benefit under such agreement to which the director’s estate or heirs could be entitled; and (g) any other adjustments as may be mutually agreed to in writing between Purchaser and Company.

5.28.2 Closing Balance Sheet. Company shall prepare, and cause its independent accountants Plante Moran, PLLC (the “Accounting Firm”) to perform agreed upon procedures on, a consolidated balance sheet of Company as of the Final Statement Date (the “Closing Balance Sheet”) and the computation of Company Consolidated Shareholders’ Equity as of the Final Statement Date, determined in accordance with this Plan of Merger. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of Company as of December 31, 2013, except as provided in Section 5.28.1 above. The Accounting Firm’s engagement will be governed by mutually agreed upon procedures and, upon completion of such review, the Accounting Firm shall issue an agreed upon procedures report setting forth Company Consolidated Shareholders’ Equity (the “Closing Report”).

5.28.3 Final Statement Date. After the shareholders of Company have approved the Merger as required by this Plan of Merger, and after all regulatory approvals required by law to consummate the Merger have been obtained (statutory waiting periods need not have expired), Company or Purchaser may specify the closest of the preceding or succeeding month-end as the date of the Closing Balance Sheet (the “Final Statement Date”) by written notice to the other party and the Accounting Firm delivered before the Final Statement Date specified in the notice. Upon delivery of such notice, Company shall promptly prepare the Closing Balance Sheet and direct the Accounting Firm to prepare the Closing Report by written notice to the Accounting Firm and the other party, delivered within 3 Business Days of the date of such notice from Company or Purchaser. The parties shall use all commercially reasonable efforts to cause the Accounting Firm to prepare and deliver to Purchaser and Company the Closing Report not later than 21 calendar days after the Final Statement Date. In the event the Closing does not occur by the next month end after the designated Final Statement Date, Company or Purchaser may specify a new Final Statement Date and direct the Accounting Firm to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date. The fees and expenses of the Accounting Firm incurred pursuant to this Article V shall be split evenly between the parties.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Company and Purchaser) at or prior to the Effective Time of the following conditions:

6.1.1 The Company Shareholder Approval shall have been obtained.

6.1.2 Company and Purchaser shall have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect; provided, that no such regulatory approvals shall contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger) in the reasonable opinion of the Purchaser.

6.1.3 No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4 Neither party shall be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5 The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC.

6.1.6 The shares of Purchaser Common Stock to be issued as Merger Consideration shall have been accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance.

6.2 Conditions to Company’s Obligation to Effect the Merger. The obligation of Company to effect the Merger is subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

6.2.1 (a) The representations and warranties of Purchaser set forth in this Plan of Merger (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2 and 4.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (b) the representations and warranties of Purchaser set forth in Sections 4.2, 4.3.1, 4.3.2 and 4.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Purchaser set forth in Section 4.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.2.2 Purchaser shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.2.3 Purchaser shall have delivered to Company a certificate, dated as of the Closing Date and signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4 Since December 31, 2013, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.2.5 Company shall have received the opinion of Howard & Howard Attorneys PLLC, acting as counsel to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Purchaser, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3 Conditions to Purchaser’s Obligation to Effect the Merger. The obligation of Purchaser to effect the Merger is subject to the fulfillment (or waiver by Purchaser) at or prior to the Effective Time of the following additional conditions:

6.3.1 (a) The representations and warranties of Company set forth in this Plan of Merger (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the representations and warranties of Company set forth in Sections 3.2, 3.3.1, 3.3.2 and 3.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Company set forth in Section 3.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.3.2 Company shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.3.3 Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4 Since December 31, 2013, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.3.5 Purchaser shall have received the opinion of Warner Norcross & Judd LLP, acting as counsel to Purchaser, on the basis of certain facts, representations and assumptions set forth in such opinion, a copy of which shall be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3.6 Purchaser shall have received one or more certificates dated as of the Closing Date and signed by the secretary of Company on behalf of Company, and by the transfer agent for Company Common Stock, certifying (a) the total number of shares of capital stock of Company issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary’s certification, the number of shares of Company Common Stock, if any, that are issuable on or after that date, all in such form as Purchaser may reasonably request.

6.3.7 The Company Consolidated Shareholders’ Equity shall be at least $18,500,000 as of the Final Statement Date.

6.3.8 Company shall have (i) obtained waivers or releases of any preemptive rights described in the final paragraph of Section 3.4 of the Company Disclosure Letter and (ii) used reasonable efforts to obtain the consents of the landlords to the change in control of Company where such consent is required under the terms of the lease.

6.3.9 Company shall have delivered to Purchaser the written agreement, in a form reasonably satisfactory to Purchaser, of each holder of Options, that such Options shall be cancelled immediately before the Effective Time.

ARTICLE VII

TERMINATION

7.1 Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Company Shareholder Approval (the date of such termination, the “Termination Date”), as follows:

7.1.1 by mutual written consent of Company and Purchaser;

7.1.2 by either Company or Purchaser, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable; provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.2 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3 by either Company or Purchaser, if the Merger does not occur on or before June 30, 2015 (the “End Date”) provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

7.1.4 by either Company or Purchaser, if the Company Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Company Shareholder Approval shall not have been obtained; provided, however, that right to terminate this Plan of Merger pursuant to this Section 7.1.4 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Company Shareholder Meeting has been a substantial cause of, or a substantial factor that resulted in, the Company Shareholder Approval not having been obtained;

7.1.5 by Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 20 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Company’s intention to terminate this Plan of Merger if such breach or failure is not cured) from Company of such breach or failure; provided, that Company shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Sections 6.1 or 6.3;

7.1.6 by Purchaser, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 20 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser’s intention to terminate this Plan of Merger if such breach or failure is not cured) from Purchaser of such breach or failure; provided, that Purchaser shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Sections 6.1 or 6.2;

7.1.7 by Purchaser prior to the receipt of the Company Shareholder Approval if (a) the Company Board of Directors shall have effected a Company Adverse Recommendation Change; (b) the Company Board of Directors shall have failed to reject a Company Takeover Proposal and reaffirm the Company Board Recommendation within five Business Days following the public announcement of such Company Takeover Proposal and in any event at least two Business Days prior to the Company Shareholder Meeting; (c) Company enters into a Company Acquisition Agreement; or (d) in the absence of a Company Takeover Proposal and only during the period which is 30 days before the mailing date of the Proxy Statement and the date of the Company Shareholder Meeting, the Company Board of Directors fails to publicly reaffirm its recommendation of this Plan of Merger within five Business Days of a written request by Purchaser to provide such reaffirmation;

7.1.8 by Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Company Superior Proposal; provided, however, that (a) Company has complied with Section 5.3 in all material respects and (b) Company pays (or causes to be paid) the Company Termination Fee prior to or simultaneously with such termination;

7.1.9 by Purchaser, if Purchaser gives Company notice of termination as provided in, and pursuant to, Section 5.18.5;

7.1.10 by Purchaser, if the Company Consolidated Shareholders’ Equity is less than $18,500,000 as of the Final Statement Date;

7.1.11 by (i) Purchaser, if there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Company or (ii) Company, if there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Purchaser.

7.1.12 by Company, if, prior to the Closing, Chemical Financial Corporation is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory.”

7.1.13 by Purchaser, if, prior to the Closing, Monarch Community Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory.”

7.2 Effect of Termination.

7.2.1 In the event that:

7.2.1.1 this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.7, Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to $1,000,000 (the “Company Termination Fee”);

7.2.1.2 this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.6 or by Company or Purchaser pursuant to Section 7.1.4, and if (a) any Person shall have made a Company Takeover Proposal (i) on or after the date of this Plan of Merger but prior to the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) on or after the date of this Plan of Merger but prior to the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1.4, and (b) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to “10%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;

7.2.1.3 (a) this Plan of Merger is terminated by Company or Purchaser pursuant to Section 7.1.3, (b) any Person shall have made a Company Takeover Proposal on or after the date of this Plan of Merger but prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to “10%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee; provided; however that in the case of a termination by Company, Company shall not be obligated to pay the Company Termination Fee if the failure of Purchaser to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date; or

7.2.1.4 this Plan of Merger is terminated by Company pursuant to Section 7.1.8, then Company shall pay, or cause to be paid, to Purchaser, prior to or contemporaneously with such termination, cash in an amount equal to the Company Termination Fee.

7.2.2 Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, if Company fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Company for the Company Termination Fee, then Company shall pay Purchaser its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

7.2.3 On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.8, 5.9.2, 5.15, 7.2 and Article IX) as between the parties, and, subject to the payment of any amounts owing pursuant to this

Section 7.2, there shall be no other liability between the parties as to any other party. For the avoidance of doubt, any termination of this Plan of Merger pursuant to Section 7.1 shall relieve Purchaser from any and all obligations under this Plan of Merger. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

7.2.4 The Company Termination Fee will be paid in the aggregate to Purchaser by or at the direction of Purchaser in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.5 For the avoidance of doubt, in no event shall Company be required to pay the Company Termination Fee on more than one occasion.

ARTICLE VIII

CERTAIN DEFINITIONS

8.1 When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

“Action” means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” means shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

“Business Day” means a day other than a Saturday, Sunday or other day on which the NASDAQ Global Select Market is closed.

“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares).

“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Company Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including but not limited to any multiple employer plan or

Multiemployer Plan in which the Company or an ERISA Affiliate of the Company participates, contributes or is, or at any time in the past was, required to contribute), and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Company’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability.

“Company Board of Directors” shall mean the board of directors of Company.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to Company.

“Company Shareholders” means holders of shares of Company Common Stock.

“Company Site” means, with respect to Company, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated (including other real estate owned) by (a) Company or any of the Company Subsidiaries, (b) any predecessors of Company or any of the Company Subsidiaries, or (c) any entities previously owned by Company or any of the Company Subsidiaries.

“Company Stock Plans” means Company’s Amended and Restated 2003 Stock Option and Incentive Plan; Company’s 2003 Recognition and Retention Plan; and Company’s 2014 Stock Compensation Plan.

“DPC Shares” means shares of Company Common Stock held by the Purchaser or Company or any of their respective Subsidiaries in respect of a debt previously contracted.

“Contract” means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, including without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and any analogous state law.

“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Company or Purchaser, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Company or Purchaser, as applicable, or any Affiliate of Company or Purchaser, as applicable, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDI Act” means the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or its delegees.

“FHLB” means the Federal Home Loan Bank.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Knowledge” or any similar phrase means those facts that are actually known by any of the individuals listed in Section 8.1 of the Company Disclosure Letter, in the case of Company, and any of the individuals listed in Section 8.1 of the Purchaser Disclosure Letter, in the case of Purchaser.

“Law” means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Material Adverse Effect” means with respect to any Person, any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, financial condition, or assets of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination): (i) conditions or changes generally affecting the economy, financial or securities markets; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster; (iii) general conditions in or changes generally affecting the banking industry or geographic regions in which such Person or its Subsidiaries operate, including changes in prevailing interest rates, credit availability or liquidity; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any decline in the market price, or change in trading volume, of Purchaser Common Stock (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price or change in trading volume, of Purchaser Common Stock shall not be excluded unless otherwise specifically excluded by this definition); (viii) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; and (viii) acts or omissions of (A) Company prior to the Effective Time taken at the written request of Purchaser or with the prior written consent of Purchaser or (B) Purchaser prior to the Effective Time taken at the written request of Company or with the prior written consent of Company, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii) and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other similarly situated community banking organizations operating in the geographic regions in which such Person and its Subsidiaries conduct their businesses.

“Michigan Banking Code” means the Michigan Banking Code of 1999, as amended.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NLRB” means the National Labor Relations Board.

“Option” means each option to purchase shares of Company Common Stock under a Company Stock Plan.

“Order” means any award, writ, arbitral awards, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means with respect to Company, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent audited consolidated balance sheet of Company or notes thereto included in the Company SEC Reports or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company, (g) Liens set forth in Section 8.1 of the Company Disclosure Letter, and (h) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Purchaser Board of Directors” shall mean the board of directors of Purchaser.

“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to Purchaser.

“Regulation O” means Regulation O of the Federal Reserve Board.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 10% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, deficiencies, charges, backup withholding, personal property, franchise, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed under applicable Law with any Governmental Entity.

“Transaction Documents” means (a) the Proxy Statement, (b) the Registration Statement, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

“Trust Account Shares” means shares of Company Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of Company Common Stock held in connection with the Company Plan.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2 For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word “include”, “includes” or “including” when used in this Plan of Merger will be deemed to include the words “without limitation”, unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to “dollars” or “$” shall be to U.S. dollars.

8.3 The following terms are defined on the following pages of this Plan of Merger:

Acceptable Company Confidentiality Agreement	47
Accounting Firm	61
Adjusted Stock Purchase Value	8
Average Purchaser Closing Price	8
Bank Consolidation	57
Certificate of Merger	2
Certificates of Merger	2
Closing	2
Closing Balance Sheet	62
Closing Date	2

Closing Report	62
COBRA	23
Code	1
Company	1
Company Acquisition Agreement	48
Company Adverse Recommendation Change	48
Company Board Recommendation	8
Company Common Stock	10
Company Consolidated Shareholders’ Equity	61
Company Disclosure Letter	8
Company Investment Banker	28
Company Material Contract	19
Company Plan	59
Company Preferred Stock	10
Company Real Property	16
Company Regulatory Reports	12
Company Shareholder Approval	8
Company Shareholder Meeting	50
Company Subsidiaries	9
Company Subsidiary	9
Company Superior Proposal	49
Company Takeover Proposal	49
Company Termination Fee	67
Company-Leased Real Property	16
Company-Owned Intellectual Property	18
Company-Related Person	29
Company’s Financial Statements	11
Company’s Leases	17
Confidentiality Agreement	54
Constituent Corporation	1
Continuing Employee	52
Data Conversion	59
Effective Time	2
Employment-Related Payments	23
End Date	66
Environmental Costs	58
Environmental Price Adjustment	7
Environmental Risks	58
Environmental Schedule	57
Exchange Act	31
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	3
Excluded Shares	3
Final Statement Date	62
Indemnified Party	54

Investigated Property	57
Maximum Amount	55
MBCA	1
Merger	1
Merger Consideration	4
MGCL	1
PCBG	26
Pentegra Plan	27
Phase I Assessment	58
Phase II Assessment	58
Plan of Merger	1
Proxy Statement	50
Purchaser	1
Purchaser Common Stock	35
Purchaser Disclosure Letter	33
Purchaser Investment Banker	38
Purchaser SEC Documents	38
Purchaser Share-Based Awards	35
Purchaser Subsidiaries	34
Purchaser Subsidiary	34
Purchaser’s Financial Statements	36
Registration Statement	50
Regulatory Agreement	14
SEC Documents	31
Securities Act	31
Shareholders’ Equity Price Adjustment	7
SOX	31
Stock Purchase Value	8
Surviving Corporation	1
Technology-Related Contracts	59
Termination Date	65

ARTICLE IX

MISCELLANEOUS

9.1 No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.10 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which shall be for the benefit of holders of Company Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares.

9.2 Specific Performance.

9.2.1 The parties agree that irreparable damage to Company or Purchaser, as applicable, would occur in the event that any of the provisions of this Plan of

Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Article VII, (a) Company shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Purchaser or to enforce specifically the terms and provisions of this Plan of Merger and (b) Purchaser shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Company or to enforce specifically the terms and provisions of this Plan of Merger.

9.2.2 The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Company or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Company or Purchaser, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3 Neither Company nor Purchaser, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.3 Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4 Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Company, Purchaser, and, in the case of assignment by Purchaser, Company.

9.5 Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6 Exclusive Jurisdiction. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal courts of the United States of America sitting in the State of Michigan, and any appellate courts from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

9.7 Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8 Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Purchaser:	With a copy to:
David B. Ramaker	William C. Collins
Chairman, CEO and President	EVP, General Counsel/Secretary
235 E. Main Street	235 E. Main Street
P.O. Box 569	P.O. Box 569
Midland, Michigan 48640	Midland, Michigan 48640

Facsimile: 989-633-0416	Facsimile: 989-633-0416
Telephone: 989-839-5269	Telephone: 989-633-7642
Email: David.Ramaker@chemicalbankmi.com

and

Jeffrey A. Ott
Warner Norcross & Judd LLP
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503

Facsimile: 616-222-2170
Telephone: 616-752-2170
Email: jott@wnj.com

If to Company:	With a copy to:
Richard J. DeVries	Joseph B. Hemker
President and CEO	200 South Michigan Avenue
375 North Willowbrook Road	Suite 1100
Coldwater, Michigan 49036	Chicago, Illinois 60604

Facsimile: 517-279-0221	Facsimile: 312-939-5617
Telephone: 517-278-4566	Telephone: 312-456-3444
Email: rdevries@monarchcb.com	Email: JHemker@howardandhoward.com

9.9 Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan with respect to matters of corporate

Law applicable to Purchaser, with the laws of the State of Maryland with respect to matters of corporate Law applicable to Company, and with the laws of the state of Michigan with respect to other matters, including matters involving conflicts of laws.

9.10 Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11 Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

9.12 Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in Grand Rapids, Michigan.

9.13 Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

9.15 Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Company, by the Company Board of Directors or a duly authorized committee of the Company Board of Directors and, in the case of Purchaser, by the Purchaser Board of Directors or a duly authorized committee of the Purchaser Board of Directors at any time before or after the receipt of the Company Shareholder Approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Company and Purchaser.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

CHEMICAL FINANCIAL CORPORATION

/s/ David B. Ramaker
By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer,
and President

MONARCH COMMUNITY BANCORP, INC.

/s/ Richard J. DeVries
By:	Richard J. DeVries
Its:	President and CEO

Signature Page to Agreement and Plan of Merger

Exhibit A

VOTING AGREEMENT

This Voting Agreement is entered into between Chemical Financial Corporation and each of the undersigned directors of Monarch Community Bancorp, Inc. (the “Company”). Each of the undersigned directors hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and between Chemical Financial Corporation and Company, dated October 31, 2014 (the “Plan of Merger”). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger (as defined in the Plan of Merger); (b) the termination of the Plan of Merger in accordance with its terms; or (c) a Company Adverse Recommendation Change (as defined in the Plan of Merger). This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this 31st day of October, 2014.

Chemical Financial Corporation

By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer, and President

Harold A. Adamson	James W. Gordon

Craig W. Dally	Karl F. Loomis

Richard J. DeVries	Martin L. Mitchell

Richard L. Dobbins	Stephen M. Ross